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Exhibit 5.1

June 18, 2024

JetBlue Airways Corporation
27-01 Queens Plaza North,
Long Island City, NY

Re:	Registration Statement on Form S-8

To the addressee set forth above:
    We have acted as special counsel to JetBlue Airways Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with respect to 40,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), of the Company (the “Shares”), consisting of (i) 15,000,000 shares of Common Stock issuable pursuant to the JetBlue Airways Corporation 2020 Omnibus Equity Incentive Plan (the “2020 Omnibus Plan”) and (ii) 25,000,000 shares of Common Stock issuable pursuant to the JetBlue Airways Corporation 2020 Crewmember Stock Purchase Plan (the “2020 Stock Purchase Plan” and, together with the 2020 Omnibus Plan, the “Plans”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or prospectus forming a part thereof, other than as expressly stated herein with respect to the issuance of the Shares.
    As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and we express no opinion with respect to any other laws.
    Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients thereof and have been issued by the Company for legal consideration in excess of par value in the circumstances contemplated by the Plans, assuming that the individual issuances, grants or awards under the Plans are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the Plans (and the agreements duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and such Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

June 18, 2024 Page 2
    This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,
/s/ Latham & Watkins LLP